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EXHIBIT 10(s)
                                 EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement") dated as of December 12, 1996, between PICO MACOM, INC., a Delaware corporation ("Employer"), and ROBERT G. CUNNINGHAM ("Employee").

         BACKGROUND. Employer desires to employ Employee as its Senior Vice President, Sales and Marketing, and Employee desires to be so employed, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

    1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

         1.1 EMPLOYMENT TERM. The employment term of this Agreement shall be for a period of one year (the "Employment Term"). The initial Employment Term shall commence on the date hereof and shall continue until and end on the first anniversary date of this Agreement, unless terminated prior thereto in accordance with Section 7 hereof.

         1.2   RENEWAL.   This Agreement shall be automatically renewed for
successive one year terms at the expiration of each Employment Term unless written notice to the contrary is provided by either Employer or Employee at least sixty days prior to the expiration of such Employment Term.

         1.3  DUTIES AND RESPONSIBILITIES.

              (a) During the Employment Term, Employee shall serve as Senior Vice President, Sales and Marketing, of Employer and shall perform all duties and accept all responsibilities incidental to such position or as may be assigned to him by the Chief Executive Officer of Employer and Employer's Board of Directors, and he shall cooperate fully with the Board of Directors and other executive officers of Employer.

              (b) Notwithstanding the provisions of Section 1.3(a) hereof, Employer's Board of Directors may alter the titles, duties and responsibilities of Employee as long as Employee is retained in an executive capacity with Employer.

              (c) Employee represents and covenants to Employer that he is subject to or a party to only those employment agreements, non-competition covenants and nondisclosure

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agreements listed on Exhibit "A" hereto. Employee represents and covenants to
Employer that neither those documents nor any other similar agreement, covenant, understanding, or restriction to which Employee is subject would prohibit Employee from executing this Agreement and performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by Employer.

          1.4  EXTENT OF SERVICE.   During the Employment Term, Employee agrees
to use his best efforts to carry out his duties and responsibilities under
Section 1.3 hereof and to devote his full time, attention and energy thereto. The foregoing shall not be construed as preventing Employee from making investments in other businesses or enterprises provided that Employee agrees not to become engaged in any other business activity which may interfere with his ability to discharge his duties and responsibilities to Employer. Employee further agrees not to work either on a part time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board of Directors of Employer.

         1.5 BASE COMPENSATION. For all the services rendered by Employee hereunder, Employer shall pay Employee an annual salary at the rate of $120,000 for the one-year Employment Term, plus such additional amounts, if any, as may be approved by Employer's Board of Directors, less withholding required by law or agreed to by Employee, payable in installments at such times as Employer customarily pays its other executive officers..

         1.6  BENEFITS.

              (a) During the Employment Term, Employee shall be entitled to fifteen working days of paid vacation during the Employment Term in accordance with Employer's then existing vacation policy.

              (b) Employee shall be entitled to all normal and usual benefits provided by Employer to its employees, including, but not limited to, participation in profit sharing, disability, health, dental, hospitalization and retirement plans and such other benefits as the Board of Directors of Employer may from time to time determine.

         1.7   CHANGE IN CONTROL.

              (a) For purposes of this paragraph 1.7, "Change in Control" shall mean (i) a merger or consolidation of Employer or Employer's parent, Pico Products, Inc., a New York corporation ("Products"), with any entity other than an entity with which Employer or Products is affiliated at the date of execution of this Agreement, (ii) a sale of substantially all of the assets of Employer to any person or entity other than a person or entity with which Employer or Products is affiliated at the date of execution of this Agreement, or (iii) individuals who were members of the Board of Directors of Products on the date of execution of this Agreement, or the most recent renewal date of this Agreement if this Agreement has been extended pursuant to Section 1.2, no longer constitute a majority of the Board of Directors of Products.


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              (b)   In the event of a Change in Control, Employee may elect to terminate this Agreement for Good Cause. For purposes of this Agreement, "Good Cause" shall mean:

                   (i) the assignment to Employee of any duties inconsistent with his positions, duties, responsibilities and status with Employer as in effect immediately prior to such Change in Control;

                   (ii) a change in Employee's reporting responsibilities, titles or offices as in effect immediately prior to such Change in Control;

                   (iii) a reduction in Employee's base salary as in effect immediately prior to such Change in Control; or

                   (iv) a relocation of Employee's office to a city other than the city where Employee was based immediately prior to such Change in Control.

              (c) Employee shall provide written notice to Employer of his election to terminate this Agreement for Good Cause, and shall specify in such written notice the date upon which this Agreement shall terminate.

              (d) If Employee terminates this Agreement following a Change in Control for any reason other than Good Cause, Employer shall pay Employee his base salary through the effective date of termination.

              (e)  If Employee elects to terminate this Agreement for Good
Cause:

                   (i) Employer shall pay Employee, as severance compensation, an amount equal to twelve times Employee's base monthly cash compensation. Such severance compensation shall be paid in twelve equal monthly installments, commencing thirty days after the date of termination of this Agreement; and

                   (ii) Employer shall continue to provide Employee with all health, dental, hospitalization and disability benefits which Employee received pursuant to Section 1.6(b) hereof, for a period of twelve months following the termination of this Agreement.

         1.8 SEVERANCE COMPENSATION. If Employer terminates this Agreement, other than pursuant to Section 7 hereof:

              (a) Employer shall pay Employee an amount equal to twelve times Employee's base monthly cash compensation. Such severance compensation shall be payable; in twelve equal monthly installments, commencing thirty days after the date of termination of this Agreement; and


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              (b)  Employer shall continue to provide Employee with all health, dental, hospitalization and disability benefits which Employee received pursuant to Section 1.6(b) hereof, for a period of twelve months following the termination of this Agreement.

    2. EXPENSES. Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Employment Term upon presentation of an itemized account and written proof of such expenses.

    3.   DEVELOPMENTS.   Employee will disclose promptly in writing to Employer
all inventions, ideas, discoveries, and improvements, whether or not patentable, conceived by Employee during the period of Employee's employment with Employer, or a parent or subsidiary thereof, whether alone or with others, and whether or not during regular business hours, or on Employer premises or with the aid of Employer materials, which pertain in any way to Employee's work with Employer or to any business activity which is or at the time of such conception may be carried on by Employer or a parent or subsidiary thereof. All such inventions, ideas, discoveries, and improvements are the property of Employer to which Employee hereby assigns and transfers forever all Employee's rights, titles and interests.

         Employee, upon request by Employer and at Employer's sole expense, will prepare and execute applications for patents for such inventions, ideas, discoveries, and improvements, both in the United States and in foreign countries, and will do everything necessary to ensure the issuance of such patents, irrespective of whether required to be done during or after the termination of Employee's period of employment with Employer.

         Any inventions, ideas, discoveries, and improvements conceived or made by Employee prior to the execution of this Agreement and not intended to be included within its provisions are listed or described on Exhibit "B" attached to this Agreement, and the absence of any such list or description indicates that there are no inventions, ideas, discoveries, or improvements not covered by this Agreement.

         Employee has read the attached provisions of California law (Chapter
2, Div. 3 Labor Code Sec. 1 Art. 3.5, Sections 2870, 2871 and 2872) and understands that under its provisions Employee may retain ownership of certain inventions that Employee may make during the term of employment. Such inventions shall not be subject to the terms of this Agreement. Any such inventions which Employee desires to retain as Employee's property will be reported and disclosed to Employer with the understanding, however, that Employer may require Employee to disclose such information about such inventions, as in Employer's opinion is necessary to enable it to determine if the invention qualifies under this law for retention as Employee's property. It is further understood that information disclosed by Employee will be held in confidence by Employer. However, Employer need not treat any such disclosed information as confidential if it has previously been known to it, or if at the time of Employee's disclosure or thereafter it is disclosed in patents or other publications, imparted to it by other parties having lawful possession of the same, or is well known to the trade to which it relates.


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    4.   TRADE SECRETS.  Employee agrees that he will not at any time, either during or subsequent to- the Employment Term, unless given express consent in writing by Employer, either directly or indirectly use or communicate to any person or entity any confidential information of any kind concerning matters affecting or relating to the names, addresses, buying habits or practices of any of Employer's clients or customers; Employer's marketing methods, programs, formulas, patterns, compilations, devices, methods, techniques or processes and related data; the amount of compensation paid by Employer to employees and independent contractors and other terms of their employment or contractual relationships, other information concerning Employer's manner of operations. Employee agrees that the above information and items are important, material and confidential trade secrets and that they affect the successful conduct of Employer's business and its good will. Employee agrees that all business procured by Employee while employed by- Employer is and shall remain the permanent and exclusive property of Employer. Employee further agrees that Employer's relationship with each of its employees and independent contractors is a significant and valuable asset of Employer. Any interference with Employer's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Employee or any of Employee's agents during or after the term of this Agreement shall be deemed a material breach of this Agreement.

    5. NONSOLICITATION. Employee hereby acknowledges and agrees that he is likely to be exposed to a significant amount of confidential information concerning Employer's business methods, operations, employment relationships and customers while employed under this Agreement, that such information might be retained by Employee in tangible form or simply retained in Employee's memory, and that the protection of Employer's exclusive rights to such confidential information and the benefits flowing from it can best be ensured by means of a restriction on Employee's activities after termination of employment.
Therefore, Employee agrees that for the one-year period following termination of employment (whether with or without cause) he shall not solicit, divert or initiate (or attempt to solicit, divert or initiate) any contact with any customer, client or vendor of Employer for any commercial or business reason whatsoever. Employee also agrees that for such period he will not directly or indirectly solicit the employment of any employee of employer and will not attempt to persuade any employee to leave the employment of Employer.

    6.   EQUITABLE RELIEF.

         (a) Employee acknowledges that the restrictions contained in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of Employer and that any violation of such restrictions would result in irreparable injury to Employer. If the period of time or other restrictions specified in Sections 4 and 5 should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable. Employee acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief for a violation of any such restrictions without having to prove actual damages or to post a bond, Employer shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled


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in law or equity.  In the event of a violation, the period referred to in
Section 5 hereof shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

         (b) Employee agrees that until the expiration of the covenants contained in Sections 4 and 5 of this Agreement, he will provide, and that Employer may similarly provide, a copy of the covenants contained in such Sections to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

    7. TERMINATION. This Agreement shall terminate prior to the expiration of the term set forth in Section 1.1 above upon the occurrence of any one of the following events:

         7.1 DISABILITY. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board of Directors of Employer by reason of illness, injury or incapacity for four consecutive months, during which time he shall continue to be compensated as provided in Section 1.5 hereof (less any payments due Employee under disability benefit programs, including Social Security disability, workers' compensation and disability retirement benefits), this Agreement may be terminated by Employer, and Employer shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of Employer and in which he participated. Employee agrees, in the event of any dispute under this
Section 7.1, to submit to a physical examination by a licensed physician selected by the Board of Directors of Employer.

         7.2 DEATH. In the event that Employee dies during the Employment Term, Employer shall pay to his executors, legal representatives or administrators an amount equal to the installment of his salary set forth in
Section 1.5 hereof for the month in which he dies, and thereafter Employer shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of Employer and in which Employee participated.

         7.3 CAUSE. Notwithstanding any other provision hereof, Employer may terminate this Agreement at any time for "cause." For purposes of this Agreement, "cause" shall include, but not be limited to, the failure of Employee to perform or observe any of the terms or provisions of this Agreement, dishonesty, misconduct, conviction of a crime involving moral turpitude, habitual insobriety, misappropriation of funds, disparagement of Employer, its management or its employees or financial inability of Employer to continue to do business. Employer's liability, if any, for payment to Employee as a consequence of termination of Employee's employment pursuant to this Agreement shall be reduced by and to the extent of any


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earnings received by or accrued for the benefit of Employee during any unexpired part of the Employment Term.

     8.  SURVIVAL.   Notwithstanding the termination of this Agreement by
reason of Employee's disability under Section 7.1 or for cause under Section 7.3, his obligations under Sections 4 and 5 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 6 hereof shall continue in force.

     9. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of California.

    10. DISPUTES AND ARBITRATION. Any disputes arising hereunder, including disputes arising from or relating to termination, shall be resolved by binding arbitration. Notice of the demand for arbitration by either party shall be given in writing to the other party to this Agreement. Upon such demand, the dispute shall be settled by arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association (the "AAA"). Discovery shall be permitted prior to arbitration and California law shall be applied. The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within twenty days after the date of the notice referred to above, the selection shall be made pursuant to the rules of, and from the
panels of arbitrators maintained by the AAA.   Any award rendered by the
arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by written opinion of the arbitrator giving the reasons for the award. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the parties. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.

    11.  NOTICES.   All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

    If to Employer, to:         Pico Macom, Inc.
                                12500 Foothill Boulevard
                                Lakeview Terrace, CA 91342

                                Attention: Chief Financial Officer

    With a required copy to:    Spencer W. Franck, Jr., Esquire
                                Saul, Ewing, Remick & Saul
                                3800 Centre Square
                                West Philadelphia, PA 19102



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    If to Employee, to:         Mr. Robert G. Cunningham
                                530 Morning Mist Court
                                Alpharetta, Georgia 30202

or to such other names or addresses as Employer or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

    12.  CONTENTS OF AGREEMENT: AMENDMENT AND ASSIGNMENT.

         (a) This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of Directors of Employer and executed on its behalf by a duly authorized officer. Without limitation, nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of Employer beyond the expiration of the Employment Term, and Employee specifically acknowledges that, unless this Agreement is renewed in accordance with Section 1.2 hereof, he shall be an employee-at-will of Employer thereafter, and thus subject to discharge by Employer with or without cause and without compensation of any nature.

         (b) Employee acknowledges that from time to time, Employer may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

         (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

    13. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

    14. REMEDIES CUMULATIVE: NO WAIVER. No remedy conferred upon Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any


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such right, remedy or power may be exercised by Employer from time to time and as often as may be deemed expedient or necessary by Employer in its sole discretion.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



Attest:                      PICO MACOM, INC.



Joseph T. Kingsley      By:   Everett T. Keech
-------------------           ---------------------------------------
Secretary                     Chairman and Chief Executive Officer


                              Robert G. Cunningham
                              ---------------------------------------
                              ROBERT G. CUNNINGHAM


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EXHIBIT "A"

EMPLOYMENT AGREEMENTS. NON-COMPETITION AGREEMENTS AND NON-DISCLOSURE AGREEMENTS


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